Exhibit 10.5 Donald L. Correll President & CEO

February 15, 2008

Ms. Ellen Wolf

3 Lynch Road

Voorhees, NJ 08043

United States of America

On behalf of American Water Works Company, Inc. (“American Water” or the “Company”), I am pleased to provide you with this letter agreement that confirms and restates the terms and conditions relating to your employment as American Water’s Senior Vice President and Chief Financial Officer (CFO). As CFO, you will report to the Chief Executive Officer (“CEO”) of American Water. The following outlines the terms and conditions of your employment.

1.	Annual Base Salary:

Your annual base salary shall be $463,500, payable in accordance with the Company’s normal payroll practices.

2.	Annual Incentive Plan:

You will be eligible to participate in the Company’s Annual Incentive Plan (“AlP”), with a target payout equal to 50% of your annual base salary. Any amount awarded to you under the AlP will be determined in accordance with the terms of that plan.

3.	Completion Bonus:

You will be eligible for a Completion Bonus up to a maximum of 100% of your annual base salary as of March 1, 2006, which shall be payable pursuant to the terms of your March 20, 2006 Executive Completion Bonus Agreement, the terms of which are incorporated herein by reference. A copy of the Executive Completion Bonus Agreement is attached hereto as Exhibit “A”.

4.	Retention Payment:

You will be eligible for a Retention Bonus up to a maximum of 100% of your annual base salary in effect as of March 1, 2006, which shall be payable pursuant to the terms of your March 20, 2006 Retention Agreement, the terms of which are incorporated herein by reference. A copy of the Retention Agreement is attached hereto as Exhibit “B”.

American Water 1025 Laurel Oak Road Voorhees, NJ 08043 T 856-346-8203 F 856-346-8300 I www.amwater.com

Donald L. Correll President & CEO

Ms. Ellen Wolf

February 15, 2008

5.	Omnibus Equity Compensation Plan:

You will be eligible to participate in the Omnibus Equity Compensation Plan (“OECP”), with an equity target award of 115% of your annual base salary. Any amount awarded to you under the OECP will be determined in accordance with the terms of that plan, which are more fully set forth in Don Correll’s August 27, 2007 letter to you, a copy of which is attached hereto as Exhibit “C”.

6.	Deferred Compensation Plan:

You will be eligible to participate in the Deferred Compensation Plan.

7.	Vehicle Allowance:

You will receive a vehicle allowance of $1,200 per month.

8.	Benefits:

You are eligible for American Water’s comprehensive benefits package, which includes medical insurance, vision and dental insurance, life insurance, short-term and long-term disability insurance and an annual executive physical.

9.	Retirement Plans:

You are eligible to participate in the Company’s 401(k) Plan and 401(k) Restoration Plan (which includes a defined contribution account), pursuant to the terms of those plans.

10.	Vacation:

You are entitled to five weeks of vacation each year, which must be used in accordance with the Company’s Vacation Policy.

Except insofar as you and the Company agree otherwise in writing, your employment with the Company shall remain at-will, which means that your employment with American Water may be terminated by you or the Company at any time, with or without cause.

If the Company terminates your employment other than for Cause (as determined at the sole discretion of the Company), or if you terminate your employment for “Good Reason,” you will be deemed to have fully vested in all benefits under the OECP and the 401(k) Restoration Plan (including the defined contribution account) so long as said vesting is permitted under applicable law. For purposes of this letter agreement, “Good Reason” includes

Donald L. Correll President & CEO

Ms. Ellen Wolf

February 15, 2008

only: (1) a diminution in your authority that is substantially and materially inconsistent with your position as Senior Vice President and CFO of a public company; or (2) the assignment to you of duties that are substantially and materially inconsistent with your position as Senior Vice President and CFO of a public company.

Please signify your agreement with the foregoing terms of your employment by returning to my attention a fully executed original of this letter agreement.

Sincerely,

/s/ Donald L. Correll
Donald L. Correll
Chief Executive Officer

Agreed:

/s/ Ellen Wolf	2/15/08
Ellen Wolf	Date